Exhibit 5.1

August 29, 2003

Penn Treaty American Corporation
3440 Lehigh Street
Allentown, Pennsylvania 18103

  Re:
  Penn Treaty American Corporation Common Stock

Ladies and Gentlemen:

I am General Counsel to Penn Treaty American Corporation, a Pennsylvania corporation (the "Company"), and am rendering this opinion in connection with a Registration Statement on Form S-2 (the "Registration Statement") filed today with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to the registration under the Act of 7,000,000 shares of common stock, $.10 par value per share (the "Common Stock").

I am familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization and issuance of the shares of Common Stock by the Company. In this regard, I have examined and relied upon such corporate records and other documents, instruments and certificates and have made such other investigation as I deemed appropriate as the basis for the opinion set forth below. In my examination, I have assumed to legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of documents submitted to me as certified, conformed or photostatic copies and the authenticity of such original documents.

The opinion below is based on the assumption that the Registration Statement will become effective.

Based upon the foregoing, I am of the opinion that the 7,000,000 shares of Common Stock to be issued by the Company have been duly authorized by the Company and, when issued, will be legally issued, fully paid and non-assessable.

I express no opinion as to the law of any jurisdiction other than the federal law of the United States and the law of the Commonwealth of Pennsylvania.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the heading "Legal Matters" in the prospectus included in the Registration Statement.

Very truly yours,
PENN TREATY AMERICAN CORPORATION

/s/ JANE M. BAGLEY Jane M. Bagley Vice President and Corporate Counsel